UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

B of I HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement

On October 22, 2007, the Company executed an employment agreement (the “Employment Agreement”) with Gregory Garrabrants pursuant to which he was appointed to serve as the Company’s Chief Executive Officer (“CEO”) effective immediately. Upon appointment of Mr. Garrabrants as CEO, Gary Evans resigned as CEO, and remains as President and Chief Operating Officer of Bank of the Internet USA. An amendment to Mr. Evans’ employment agreement was also executed on October 22, 2007.

Garrabrants Employment Agreement

The term of the Employment Agreement is from October 22, 2007 through October 22, 2011. Under the Employment Agreement, Mr. Garrabrants receives an annual base salary of $285,000, an annual short-term cash bonus, an initial restricted stock grant, an annual restricted stock grant and medical and other benefits. Mr. Garrabrants will earn an annual short-term bonus of a minimum of $137,000 and $86,000 for fiscal 2008 and 2009, respectively, which will be paid in quarterly installments during the year. Mr. Garrabrants has the opportunity to earn as much as $171,000 (or 60% of his base pay at the time) as an annual short-term bonus based upon annual objectives set by the Board of Directors. Also under the terms of the Employment Agreement, contingent upon shareholder approval of an increase in the share reserve in the Company’s stock incentive plan, Mr. Garrabrants is entitled to i) an initial restricted stock unit award of 83,000 shares, which vests ratably over four years and ii) an annual restricted stock unit award, starting at the end of fiscal 2008 and consisting of a minimum of 44,000 shares and 32,000 shares at the end of fiscal 2008 and 2009, respectively. The annual restricted stock unit award increases based upon the return on equity of the Company each year. Annual awards vest over three years from the grant date of each award after each fiscal year. The maximum annual restricted stock unit shares Mr. Garrabrants may be awarded in any year is 272,000 and the maximum aggregate number of shares for all restricted share awards under the Employment Agreement is 500,000 shares. Mr. Garrabrants will receive a relocation allowance not to exceed $95,000 and shall be entitled to the same paid vacation and fringe benefits including health and welfare benefits that all senior executives receive under the current Company policies. Upon termination of the Employment Agreement by the Company “without cause” or by Mr. Garrabrants for “good reason” (as such terms are defined in the Employment Agreement), Mr. Garrabrants will be entitled to (a) an amount in cash equal to two times his base salary, (b) a pro-rated portion of his annual short-term bonus, (c) accelerated vesting of his outstanding restricted stock unit awards, (d) at the Company’s election, either a pro-rated portion of his annual restricted stock unit award based upon the Company’s return on equity, or an equivalent amount in cash, and (e) continuation of health benefits for up to twelve months.

Evans Employment Agreement Amendment

On October 22, 2007, the Company and Mr. Evans executed an amendment to the July 1, 2003 Employment Agreement by and between Gary Lewis Evans and Bank of Internet USA (the “Amendment”). The Amendment i) provides for the resignation of Mr. Evans duties from the office of CEO and appoints him Chief Operating Officer (“COO”) of Bank of Internet USA (the “Bank”) and ii) and provides that Mr. Evans will not be entitled to any severance payments unless or until the Bank terminates Mr. Evans’ employment or Mr. Evan’s terminates his employment, without cause.

Item 5.02	Departure of Principal Officer; Appointment of Principal Officer

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Mr. Garrabrants is 35 years of age. From March of 2006, Mr. Garrabrants served as Senior Vice President of IndyMac Bancorp Inc. (NYSE: IMB), where he led the business development group responsible for mergers and acquisitions, joint ventures and strategic alliances. From June 2004 to March 2006, Mr. Garrabrants was a Senior Associate of investment banking with The Goldman Sachs Group, Inc. From September 2001 to June 2004, he was an Engagement Manager with McKinsey & Company. Mr. Garrabrants earned his Juris Doctorate, Magna Cum Laude, and M.B.A., with highest distinctions, from Northwestern University, and a B.S. in Engineering from the University of Southern California. Mr. Garrabrants is a Chartered Financial Analyst.

Item 7.01	Regulation FD Disclosure

On October 23, 2007, the Company issued a press release announcing the appointment of Gregory Garrabrants as CEO. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements Pro Forma Financial Information and Exhibits.

(d) Exhibits

Exhibit 99.1	Press Release dated October 23, 2007

Exhibit 99.2	Employment Agreement by and between Gregory Garrabrants and BofI Holding, Inc. and Subsidiaries dated October 22, 2007

Exhibit 99.3	Amendment to the July 1, 2003 Employment Agreement by and between Gary Lewis Evans and Bank of Internet USA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B of I HOLDING, INC.

Date: October 23, 2007	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
Senior Vice President and Chief Financial Officer